Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

On August 8, 2016, Vail Resorts, Inc. (“Vail Resorts”) and Whistler Blackcomb Holdings, Inc. (“Whistler Blackcomb”) announced that they had entered into an Arrangement Agreement (the “Agreement”) for Vail Resorts to acquire Whistler Blackcomb for a combination of cash and Vail Resorts stock (the “Acquisition”). Whistler Blackcomb owns a 75% interest in each of Whistler Mountain Resort Limited Partnership and Blackcomb Skiing Enterprises Limited Partnership (collectively, “the Partnerships”), which together, operate the resort. On October 17, 2016, Vail Resorts, through its wholly owned Canadian subsidiary (“Exchangeco”), acquired all of the outstanding common shares of Whistler Blackcomb, for aggregate purchase consideration paid to Whistler Blackcomb shareholders of $1.09 billion. The consideration consisted of (i) approximately C$673.8 million ($512.6 million) in cash, (ii) 3,327,719 shares of the Company’s common stock, par value $0.01 per share (the “Vail Shares”), and (iii) 418,095 shares of Exchangeco (the “Exchangeco Shares”), par value $0.01 per share.  Each Exchangeco Share is exchangeable by the holder thereof for one Vail Share (subject to customary adjustments for stock splits or other reorganizations).

The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Vail Resorts, the acquiring entity, and the historical consolidated financial statements of Whistler Blackcomb, and has been prepared to reflect the Acquisition and the financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Vail Resorts that actually would have resulted had the Acquisition occurred at the date indicated, nor project the results of operations or financial position of Vail Resorts for any future date or period.

The unaudited pro forma condensed combined statement of earnings (the “pro forma statement of earnings”) for the year ended July 31, 2016 assumes that the Acquisition was completed on August 1, 2015. Due to differences in each reporting entities’ fiscal year end, the pro forma statement of earnings includes the twelve month period ended on July 31, 2016 for Vail Resorts combined with the twelve month period ended September 30, 2016 for Whistler Blackcomb. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is based on the assumption that the Acquisition occurred on the last day of the most recently published balance sheet of Vail Resorts, July 31, 2016, and includes pro forma adjustments to Whistler Blackcomb’s balance sheet as of September 30, 2016. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the Acquisition. These pro formas have been prepared in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X and, as such, prohibit the pro forma statement of earnings from including the estimated impact of non-recurring integration costs or benefits from the Acquisition including potential synergies that may be derived in future periods.

These pro formas should be read in conjunction with:

·                  Vail Resorts’ audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis and Results of Operations,” in each case contained in our Annual Report on Form 10-K as of and for the year ended July 31, 2016; and

·                  Whistler Blackcomb’s audited consolidated financial statements as of and for the year ended September 30, 2016, together with related notes, filed as Exhibit 99.1 to this report.

Whistler Blackcomb’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments were made to Whistler Blackcomb’s historical financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform Whistler Blackcomb’s historical presentation to Vail Resorts’ accounting presentation. Adjustments were also made to translate Whistler Blackcomb’s financial statements from Canadian dollars to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. These adjustments reflect Vail Resorts’ best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination in conformity with U.S. GAAP. Accordingly, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value.

The pro forma adjustments are based upon the best available information and certain assumptions that Vail Resorts believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for Whistler Blackcomb has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Vail Resorts, Inc.
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the year ended July 31, 2016

			Pro Forma Adjustments
(U.S.$ in thousands, except per share amounts)	Vail Resorts Historical	Whistler Blackcomb (US GAAP) Note 2	Financing Note 4	Acquisition Note 3	Total Pro Forma Combined
Net revenue:
Mountain	$1,304,604	$237,955	$—	$—	$1,542,559
Lodging	274,554	3,323	—	—	277,877
Real estate	22,128	—	—	—	22,128
Total net revenue	1,601,286	241,278	—	—	1,842,564
Segment operating expense:
Mountain	881,472	148,165	—	(1,430)	1,028,207
Lodging	246,385	1,783	—	—	248,168
Real estate	24,639	—	—	—	24,639
Total segment operating expense	1,152,496	149,948	—	(1,430)	1,301,014
Other operating (expense) income:
Depreciation and amortization	(161,488)	(32,674)	—	4,206	(189,956)
Gain on sale of real property	5,295	—	—	—	5,295
Change in fair value of Contingent Consideration	(4,200)	—	—	—	(4,200)
Loss on disposal of fixed assets and other, net	(5,418)	(1,306)	—	—	(6,724)
Income from operations	282,979	57,350	—	5,636	345,965
Mountain equity investment income, net	1,283	—	—	—	1,283
Investment income, net	723	—	—	—	723
Interest expense	(42,366)	(6,016)	(8,132)	407	(56,107)
Income before (provision) benefit for income taxes	242,619	51,334	(8,132)	6,043	291,864
(Provision) benefit for income taxes	(93,165)	(9,831)	3,110	(1,446)	(101,332)
Net income	149,454	41,503	(5,022)	4,597	190,532
Net loss (income) attributable to noncontrolling interests	300	(12,808)	—	(1,154)	(13,662)
Net income attributable to Vail Resorts, Inc.	$149,754	$28,695	$(5,022)	$3,443	$176,870
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$4.13				$4.42
Diluted net income per share attributable to Vail Resorts, Inc.	$4.01				$4.32

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Vail Resorts, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of July 31, 2016

			Pro Forma Adjustments
(U.S.$ in thousands, except per share amounts)	Vail Resorts Historical	Whistler Blackcomb (US GAAP) Note 2	Financing Note 4	Acquisition Note 3	Total Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$67,897	$8,024	$506,422	$(512,558)	$69,785
Restricted cash	6,046	5,638	—	—	11,684
Trade receivables, net	147,113	2,608	—	—	149,721
Inventories, net	74,589	15,497	—	—	90,086
Other current assets	27,220	2,855	—	518	30,593
Total current assets	322,865	34,622	506,422	(512,040)	351,869
Property, plant and equipment, net	1,363,814	235,082	—	94,805	1,693,701
Real estate held for sale and investment	111,088	7,042	—	1,185	119,315
Goodwill, net	509,037	108,437	—	851,615	1,469,089
Intangible assets, net	140,007	209,384	—	(58,662)	290,729
Deferred charges and other assets	35,207	351	—	(2,061)	33,497
Total assets	$2,482,018	$594,918	$506,422	$374,842	$3,958,200
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$397,488	$55,221	$—	$171	$452,880
Income taxes payable	95,639	5,184		—	100,823
Long-term debt due within one year	13,354	—	25,470	—	38,824
Total current liabilities	506,481	60,405	25,470	171	592,527
Long-term debt	686,909	145,105	480,952	1,541	1,314,507
Other long-term liabilities	270,168	2,474	—	643	273,285
Deferred income taxes	129,994	20,877	—	(17,919)	132,952
Total liabilities	1,593,552	228,861	506,422	(15,564)	2,313,271
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—	—	—	—
Common stock	416	338,893	—	(338,856)	453
Additional paid-in capital	635,986	1,642	—	572,966	1,210,594
Accumulated other comprehensive loss	(1,550)	—	—	—	(1,550)
Retained earnings	486,667	(67,102)	—	67,102	486,667
Treasury stock, at cost	(246,979)	—	—	—	(246,979)
Total entity stockholders’ equity	874,540	273,433	—	301,212	1,449,185
Noncontrolling interests	13,926	92,624	—	89,194	195,744
Total stockholders’ equity	888,466	366,057	—	390,406	1,644,929
Total liabilities and stockholders’ equity	$2,482,018	$594,918	$506,422	$374,842	$3,958,200

 See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation

These pro formas are based on the historical consolidated financial statements of each of Vail Resorts and Whistler Blackcomb, and have been prepared to reflect the Acquisition, including the stock issuance and financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Vail Resorts that actually would have resulted had the Acquisition occurred on the dates indicated, nor project the results of operations or financial position of Vail Resorts for any future dates or periods. The pro forma statement of earnings was developed assuming the Acquisition closed on August 1, 2015 while the pro forma balance sheet was developed assuming the transaction closed on July 31, 2016.

Pro forma adjustments reflected in the pro forma statement of earnings are based on items that are factually supportable, which are directly attributable to the Acquisition, and which are expected to have a continuing impact on Vail Resorts’ results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the pro forma statement of earnings. In contrast, any nonrecurring items that were already included in Vail Resorts’ or Whistler Blackcomb’s historical consolidated financial statements that are not directly related to the Acquisition have not been eliminated. These pro formas do not reflect the non-recurring cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

The pro formas include adjustments to reflect the cost of the financing structure established to fund the Acquisition.

Whistler Blackcomb’s historical consolidated financial statements (“Whistler Blackcomb’s financial statements”) were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Whistler Blackcomb’s financial statements to convert them from IFRS to U.S. GAAP and to Vail Resorts’ existing accounting policies. In addition, reclassifications have been made to align Whistler Blackcomb’s financial statement presentation to Vail Resorts’ financial statement presentation.

The following historical exchange rates were used to translate Whistler Blackcomb’s financial statements and calculate certain adjustments to the pro forma financial statements from Canadian dollars (“C$”) to U.S. dollars (“U.S.$” or “$”):

Average daily closing exchange rate for the year ended September 30, 2016:	U.S.$0.75539/C$
Closing exchange rate as of September 30, 2016:	U.S.$0.76180/C$

These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information.

Unless indicated otherwise in the notes to the pro formas, Vail Resorts has applied the enacted statutory tax rates in U.S. or Canada, as applicable, for the respective dates and periods.

Note 2. Adjustments to Whistler Blackcomb’s financial statements
Unaudited adjusted Whistler Blackcomb statement of earnings
For the fiscal year ended September 30, 2016

		Reclassifications and IFRS to U.S. GAAP Adjustments (in C$)
(in thousands)	Whistler Blackcomb IFRS (in C$)	Segments Note 2	Other Income & Expense Note 2	Noncontrolling Interest (“NCI”) Note 5	Whistler Blackcomb U.S. GAAP (in C$)	Whistler Blackcomb U.S. GAAP (in U.S.$)
Net revenue:
Mountain	$319,409	$(4,399)	$—	$—	$315,010	$237,955
Lodging	—	4,399	—	—	4,399	3,323
Real estate	—	—	—	—	—	—
Total net revenue	319,409	—	—	—	319,409	241,278
Segment operating expense:
Mountain	162,813	33,331	—	—	196,144	148,165
Lodging	—	2,360	—	—	2,360	1,783
Real estate	—	—	—	—	—	—
Total segment operating expense	162,813	35,691	—	—	198,504	149,948
Other operating expense:
Depreciation and amortization	(43,254)	—	—	—	(43,254)	(32,674)
Selling, general and administrative	(36,201)	35,691	510	—	—	—
Loss on disposal of fixed assets and other, net	—	—	(1,729)	—	(1,729)	(1,306)
Income from operations	77,141	—	(1,219)	—	75,922	57,350
Other income (expense)	(4,757)	—	4,757	—	—	—
Interest expense	(18,709)	—	—	10,745	(7,964)	(6,016)
Income before provision for income taxes	53,675	—	3,538	10,745	67,958	51,334
Provision for income taxes	(12,324)	—	(690)	—	(13,014)	(9,831)
Net income	41,351	—	2,848	10,745	54,944	41,503
Net income attributable to NCI	(6,083)	—	(128)	(10,745)	(16,956)	(12,808)
Net income attributable to Whistler Blackcomb	$35,268	$—	$2,720	$—	$37,988	$28,695

Note 2. Adjustments to Whistler Blackcomb’s financial statements
Unaudited adjusted Whistler Blackcomb balance sheet
As of September 30, 2016

		Reclassifications and IFRS to U.S. GAAP Adjustments (in C$)
	Whistler Blackcomb IFRS (in C$)	Balance Sheet Reclassification Note 2	NCI Note 5	Whistler Blackcomb U.S. GAAP (in C$)	Whistler Blackcomb U.S. GAAP (in U.S.$)
Assets
Current assets:
Cash and cash equivalents	$17,934	$(7,401)	$—	$10,533	$8,024
Restricted cash	—	7,401	—	7,401	5,638
Trade receivables, net	3,424	—	—	3,424	2,608
Inventories, net	20,343	—	—	20,343	15,497
Other current assets	3,748	—	—	3,748	2,855
Total current assets	45,449	—	—	45,449	34,622
Property, plant and equipment, net	305,514	3,073	—	308,587	235,082
Real estate held for sale and investment	9,244	—	—	9,244	7,042
Goodwill, net	142,343	—	—	142,343	108,437
Intangible assets, net	277,927	(3,073)	—	274,854	209,384
Other assets	462	—	—	462	351
Total assets	$780,939	$—	$—	$780,939	$594,918
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$77,001	$(1,462)	$(3,052)	$72,487	$55,221
Income taxes payable	6,805	—	—	6,805	5,184
Total current liabilities	83,806	(1,462)	(3,052)	79,292	60,405
Long-term debt	263,273	—	(72,796)	190,477	145,105
Other long-term liabilities	3,248	—	—	3,248	2,474
Deferred income taxes	27,405	—	—	27,405	20,877
Total liabilities	377,732	(1,462)	(75,848)	300,422	228,861
Stockholders’ equity:
Common stock	444,858	—	—	444,858	338,893
Additional paid-in capital	2,156	—	—	2,156	1,642
Retained earnings (deficit)	(92,597)	1,462	3,052	(88,083)	(67,102)
Total WBHC stockholders’ equity	354,417	1,462	3,052	358,931	273,433
Noncontrolling interests	48,790	—	72,796	121,586	92,624
Total stockholders’ equity	403,207	1,462	75,848	480,517	366,057
Total liabilities and stockholders’ equity	$780,939	$—	$—	$780,939	$594,918

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Note 2. Adjustments to Whistler Blackcomb’s financial statements

The financial information above illustrates the impact of estimated adjustments made to Whistler Blackcomb’s financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Vail Resorts’ accounting presentation and policies under U.S. GAAP. These adjustments reflect Vail Resorts’ best estimates based upon the information currently available to Vail Resorts, and could be subject to change once more detailed information is obtained.

Segments

The classification of certain items presented by Whistler Blackcomb under IFRS has been modified in order to align with the presentation used by Vail Resorts under U.S. GAAP. Vail Resorts’ operations are grouped into three integrated and interdependent segments: Mountain, Lodging and Real Estate. Resort is the combination of the Mountain and Lodging segments. In order to present Whistler Blackcomb on a consistent basis, the following modifications to the statement of earnings presentation include:

•
presentation of revenue and related expenses on a segment basis, rather than a single line item for Mountain net revenue and Mountain segment operating expenses. This adjustment includes the reclassification of Lodging related revenue and expenses to the Lodging segment; and

•
presentation of costs on a segment basis, rather than a single line item for Selling, general and administrative operating expenses resulting is a reclassification from Selling, general and administrative to the Mountain and Lodging segment operating expenses.

Other Income and Expenses

Included in Selling, general and administrative expense are accrued contingent legal costs associated with defending legal claims. Vail Resorts’ policy is to accrue legal costs related to defending legal claims as incurred. As such, C$510 thousand of accrued legal costs have been eliminated from the pro forma statements which are expected to be incurred in future periods.

Included in Other income and expenses are costs associated with the disposal of certain fixed assets of approximately C$1.7 million, which have been reclassified to Loss on disposal of fixed assets and other, net. The remaining expenses of approximately C$3.0 million are transactions costs incurred by Whistler Blackcomb that are attributable to the acquisition, nonrecurring and are eliminated from pro forma income. Transaction costs were not previously allocated to the noncontrolling interest and therefore the elimination of these costs was not allocated to the Net income attributable to noncontrolling interest.

These adjusted expenses are historic in Whistler Blackcomb’s records and are taxed at the Canadian statutory tax rate. The Canadian statutory tax rate is 26% and this tax rate has been reduced 25%, to 19.5%, due to the noncontrolling interest held at the Partnerships that is nontaxable at the consolidated level.

Balance Sheet Reclassifications

Included in cash and cash equivalents are amounts held in a trust account related to deposits for various future reservations. Since these amounts are not immediately available to Whistler Blackcomb for operations, these amounts of approximately C$7.4 million have been reclassified to Restricted cash to conform the presentation used by Vail Resorts under U.S. GAAP.

Under IFRS guidance when software is not an integral part of the related hardware, computer software is treated as an intangible asset. Under U.S. GAAP Vail Resorts presents these costs as Property, plant and equipment, net. The classification of software costs presented by Whistler Blackcomb under IFRS of approximately C$3.1 million has been reclassified from Intangible assets, net to Property, plant and equipment, net; to conform to the presentation used by Vail Resorts under U.S. GAAP.

Included in Accounts payable and accrued liabilities are provisions for contingent legal costs associated with defending legal claims. Vail Resorts’ policy is to accrue legal costs related to defending legal claims as incurred. As such, approximately C$1.5 million of accrued legal cost accruals have been eliminated from the pro forma statements which are expected to be incurred in future periods.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Note 3. Pro forma adjustments related to the Acquisition

Preliminary purchase consideration and allocation

The Acquisition is accounted for as a business combination in conformity with U.S. GAAP. Under this accounting, the assets acquired and liabilities assumed have been presented based on preliminary estimates of fair value. In accordance with U.S. GAAP, fair value is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined during the measurement period of the transaction and may vary from these estimates.

On October 17, 2016,Vail Resorts, through Exchangeco, acquired all of the outstanding common shares of Whistler Blackcomb, for an aggregate purchase price consisting of (i) approximately C$673.8 million ($512.6 million) in cash, (ii) 3,327,719 Vail Shares, par value $0.01 per share, and (iii) 418,095 Exchangeco Shares, par value $0.01 per share.  Each Exchangeco Share is exchangeable by the holder thereof for one Vail Share (subject to customary adjustments for stock splits or other reorganizations). Whistler Blackcomb shareholders received consideration per share consisting of (i) C$17.50 in cash, and (ii) 0.097294 shares of Vail Resorts common stock. The total consideration paid on October 17, 2016 to Whistler Blackcomb shareholders was C$1.42 billion ($1.09 billion), based on the closing currency exchange rate and Vail Resorts common stock price as of the business day prior. Vail Resorts financed the cash portion of the consideration for the Acquisition from a new $509.4 million term loan (“Term Loan”) under its credit agreement. The stock component was determined by a baseline share exchange ratio of 0.0998 shares of Vail Resorts common stock and was adjusted for currency exchange rate changes of the Canadian dollar (above or below $0.7765/C$) six business days before the closing of the transaction. As of October 17, 2016, the share exchange ratio was 0.097294 shares of Vail Resorts common stock. Whistler Blackcomb shareholders that are Canadian residents for tax purposes were able to elect to receive, in lieu of Vail Resorts shares, shares in a Canadian subsidiary of Vail Resorts instead of the Vail Resorts shares to which they would otherwise be entitled. Each whole exchangeable share is exchangeable into one Vail Resorts share.

The purchase consideration, estimated fair values of assets acquired, liabilities assumed and goodwill are as follows:

(in thousands, except exchange ratio and share price amounts)
Total Whistler Blackcomb shares acquired (a)	38,500
Exchange ratio as of October 14, 2016	0.097294
Total Vail Resorts shares issued to Whistler Blackcomb shareholders	3,746
Vail Resorts closing share price on October 14, 2016	$153.41
Total value of Vail Resorts shares issued (b)	$574,645
Total cash consideration paid at C$17.50 ($13.31 on October 17, 2016) per Whistler Blackcomb share	512,558
Total purchase consideration to Whistler Blackcomb shareholders	$1,087,203
Estimated fair value of previously held investment in Whistler Blackcomb	4,308
Estimated fair value of Nippon Cable’s 25% interest in Whistler Blackcomb	181,818
Total estimated purchase consideration	$1,273,329

Allocation of total estimated purchase consideration:
Estimated fair values of assets acquired:
Current assets	$35,141
Property, plant and equipment	329,887
Real estate held for sale and investment	8,227
Goodwill	960,052
Intangible assets	150,722
Other assets	2,598
Current Liabilities	(60,576)
Assumed long-term debt	(146,646)
Deferred income taxes	(2,958)
Other long-term liabilities	(3,118)
Net assets acquired	$1,273,329

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

(a) Represents 37,989 thousand Whistler Blackcomb common shares outstanding as of October 14, 2016 plus 511 thousand common shares for the exercise of all outstanding Whistler Blackcomb options, restricted share units and performance awards of Whistler Blackcomb employees issued under the Whistler Omnibus Incentive Plan which immediately vested under the Acquisition.

(b) The stock portion of the purchase consideration was calculated using a price of $153.41 for each share of Vail Resorts common stock based on Vail Resorts closing share price on October 14, 2016. Under the terms of the Acquisition, Whistler Blackcomb’s shareholders received C$17.50 in cash and 0.097294 of shares of Vail Resorts’ common stock in exchange for each share of Whistler Blackcomb’s stock.

The estimated fair values of property, plant and equipment were determined using significant estimates and assumptions. As such, actual results may differ from these estimates. The estimated fair value and useful lives of property, plant and equipment are as follows:

	Estimated Fair Value	Estimated Useful Life	Annual Depreciation
	($ in thousands)	(in years)	($ in thousands)
Land	$10,360	—	$—
Land improvements	80,789	20	(4,039)
Buildings and building improvements	129,395	16	(8,087)
Machinery and equipment	100,569	8	(12,571)
Software	2,473	3	(824)
Construction-in-progress	6,301	—	—
Total acquired property, plant and equipment	329,887		$(25,521)
Less: Whistler Blackcomb’s historical net book value	235,082
Adjustment to property, plant and equipment, net	$94,805

The estimated fair values of real estate held for sale and investment and goodwill are presented below and were determined using significant estimates and assumptions. As such, actual results may differ from these estimates. The estimated fair values, Whistler Blackcomb’s historic net book value and the related balance sheet adjustments are as follows:

($ in thousands)	Estimated Fair Value	Whistler Blackcomb Historical Net Book Value	Adjustment
Real estate held for sale and investment	$8,227	$7,042	$1,185
Goodwill, net	960,052	108,437	851,615

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

The estimated fair values of identified intangible assets were determined using significant estimates and assumptions. As such, actual results may differ from these estimates. The estimated fair value and estimated useful lives of identifiable intangible assets are as follows:

	Estimated Fair Value	Estimated Useful Life	Annual Amortization
	($ in thousands)	(in years)	($ in thousands)
Trademarks and trade names (a)	$140,171	n/a	$—
Season pass holder relationships (b)	7,428	5	(2,600)
Property management contracts(a)	3,123	n/a	—
Total acquired identifiable intangible assets	150,722		$(2,600)
Less: Whistler Blackcomb’s historical net book value	209,384
Adjustment to intangible assets, net	$(58,662)
(a) These marks are classified as indefinite lived intangible assets
(b) Customer relationships are estimated to be amortized at a rate of 35% per year

Additional balance sheet adjustments were made based on the estimated fair values of commercial leases and the estimated fair value of previously held investment in Whistler Blackcomb stock. The lease values were determined using significant estimates and assumptions and actual results may differ from these estimates. The estimated fair values are as follows:

Balance Sheet Line Item	Description	Estimated Fair Value	Annual Amortization (Expense) Recovery
		($ in thousands)
Other current assets	Estimated fair value of favorable leases	$518	$(518)
Other assets	Estimated fair value of favorable leases	$2,247	—
Other assets	Estimated fair value of previously held investment in Whistler Blackcomb stock	(4,308)	—
Other assets	Total adjustments - other assets	$(2,061)	—
Accounts payable and accrued liabilities	Estimated fair value of unfavorable leases	$171	171
Other long-term liabilities	Estimated fair value of unfavorable leases	$643	—
Amortization	Total adjustments - amortization		$(347)

Due to the acquisition of Whistler Blackcomb existing deferred taxes were remeasured in the business combination. This resulted in a reduction of the recorded deferred taxes of approximately $17.9 million.

Based on the estimated fair values of identifiable, amortizable intangible assets and property, plant and equipment, the following adjustment to depreciation and amortization has been included in the pro forma statement of earnings:

Year Ended July 31, 2016
($ in thousands)
Amortization of favorable/unfavorable leases	$(347)
Amortization of identifiable definite lived intangible assets	(2,600)
Depreciation of property, plant and equipment	(25,521)
Total calculated depreciation and amortization	(28,468)
Less: Whistler Blackcomb’s historical depreciation and amortization	(32,674)
Pro forma adjustment to depreciation and amortization	$4,206

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Under U.S. GAAP, Whistler Blackcomb’s deferred financing asset is written off to approximate the estimated fair value of the assumed debt. The deferred financing asset is included as a contra asset in long-term debt and the adjusted value of Whistler Blackcomb’s long-term debt is estimated as follows:

	September 30, 2016
	(in thousands)
Original Debt issuance costs	C$	(2,023)
Exchange Rate at September 30, 2016	0.7618
Original Debt issuance costs adjustment	$1,541
Whistler Blackcomb long-term debt	145,105
Whistler Blackcomb long-term debt, as adjusted	$146,646

The adjustment to depreciation and amortization that has been included in the pro forma statement of earnings will result in an increase in income tax expense. The Canadian statutory tax rate is 26% and this tax rate has been reduced 25%, to 19.5%, due to the noncontrolling interest held at the Partnerships that is nontaxable at the consolidated level.

Based on the estimated fair values of debt and the write off of the original debt issuance costs, the previously recognized interest expense related to these costs will be adjusted.

Additionally, transaction costs incurred by Vail Resorts are attributable to the transaction, nonrecurring and are eliminated from pro forma income. These costs are historic in Vail Resorts records and are taxed at the U.S. statutory rate and are not allocated to Whistler Blackcomb’s noncontrolling interest.

These adjustments included in the pro forma statement of earnings for the twelve months ended July 31, 2016 are summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment	Amortization attributable to noncontrolling interest (25%)
Depreciation and amortization	$4,206	19.5%	$(820)	$1,052
Amortization of original debt issuance costs	407	19.5%	(79)	102
Transactions costs	1,430	38.25%	(547)	—
	$6,043		$(1,446)	$1,154

Adjustments to stockholders’ equity

The estimated adjustments to total stockholders’ equity are summarized as follows:

	Acquisition
($ in thousands)	Eliminate Whistler Blackcomb’s Equity	Issuance of Common Stock	Noncontrolling Interest at Fair Value	Total Acquisition Adjustments to Equity
Common stock	$(338,893)	$37	$—	$(338,856)
Additional paid-in capital	(1,642)	574,608	—	572,966
Retained earnings	67,102	—	—	67,102
Total entity stockholders’ equity	(273,433)	574,645	—	301,212
Noncontrolling interests	(92,624)	—	181,818	89,194
Total stockholders’ equity	$(366,057)	$574,645	$181,818	$390,406

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Note 4. Pro forma adjustments related to financing

Sources of Funding

On October 17, 2016,Vail Resorts, through Exchangeco, acquired all of the outstanding common shares of Whistler Blackcomb, for an aggregate purchase price consisting of (i) approximately C$673.8 million ($512.6 million) in cash, (ii) 3,327,719 Vail Shares, par value $0.01 per share, and (iii) 418,095 Exchangeco Shares, par value $0.01 per share.  Each Exchangeco Share is exchangeable by the holder thereof for one Vail Share (subject to customary adjustments for stock splits or other reorganizations). Whistler Blackcomb shareholders received consideration per share consisting of (i) C$17.50 in cash, and (ii) 0.097294 shares of Vail Resorts common stock. The total consideration paid on October 17, 2016 to Whistler Blackcomb shareholders was C$1.42 billion ($1.09 billion), based on the closing currency exchange rate and Vail Resorts common stock price as of the business day prior. Vail Resorts financed the cash portion of the consideration for the Acquisition, from a new $509.4 million Term Loan under its credit agreement. Vail Resorts incurred financing costs of $3.0 million associated with the Term Loan. Amortization of these financing costs is five years based on the terms of the financing. Interest rates for the purposes of the pro formas are based on historical rates paid for the borrowings on Vail Resorts’ existing credit agreement at a rate of LIBOR plus 1.125%.

In addition, the Partnerships had debt outstanding as of September 30, 2016 of C$190.5 million ($145.1 million), under their existing C$300 million revolving credit facility which was assumed as part of the transaction. Whistler Blackcomb is a guarantor under the credit facility. The credit facility contained a change in control provision pursuant to which the lenders could elect to require repayment of the outstanding balance upon closing.  Vail Resorts obtained a waiver of the change in control provision in order to maintain the existing Partnerships’ credit facility.

The financing adjustments reflected in the pro forma balance sheet are summarized as follows:

($ in thousands)	Amount
Term Loan proceeds (a)	$509,400
Less: Financing costs on Term Loan	2,978
Total sources of funding, net	$506,422

(a) The term loan facility is subject to quarterly amortization of principal, in equal installments, with five percent of the initial principal payable in each year. As a result, $25.5 million is classified as Long-term debt due within one year.

 Interest Expense

Interest expense in the pro forma statement of earnings has been adjusted as follows based on the expected sources of funding described above and amortization of the financing costs on the new term loan over a five year period. The pro forma statement of earnings presents a twelve month period:

($ in thousands)	Principal	Interest Rate	Interest Expense
Term Loan	$509,400	1.4793%	$(7,536)
Financing cost amortization - Term Loan			(596)
Total interest expense			$(8,132)

Estimated Impact to the Tax Provision

The estimated impact to the provision for income taxes for the twelve months ended July 31, 2016 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Interest expense	$(8,132)	38.25%	$3,110

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Note 5. Pro forma adjustments related to the Noncontrolling Interests

Nippon Cable, an unrelated party to Vail Resorts, maintains a 25% limited partnership interest in each of the Partnerships. Under the Partnership agreements, the limited partner is entitled to annual distributions. Under IFRS, Nippon Cable’s interest in the Partnerships is reflected as a bifurcated instrument, a portion of which is classified as debt and a portion of which is classified as a noncontrolling interest (“NCI”) in stockholders’ equity. Under U.S. GAAP, this interest is reflected entirely as a NCI and, as such, the amounts historically reflected as finance expense limited partner’s interest have been reclassified to Net (income) loss attributable to NCI. In addition, the limited partner’s liability has been reclassified to NCI. The finance expense is not tax deductible and Whistler Blackcomb did not receive any historic tax benefit for this finance expense. Due to the nondeductible nature of the finance expense the reclassification has not been tax adjusted.

Estimated Fair Value of the Limited Partner’s Interest

Nippon Cable’s limited partnership interest is a noncontrolling economic interest containing certain protective rights and no ability to participate in the day to day operations of the Partnerships. In addition, based upon the terms of the Partnership agreements, the annual distribution rights are non-transferable and transfer of the limited partnership interest is limited to Nippon Cable’s entire interest. Accordingly, the estimate of fair value associated with the noncontrolling interest has been determined based on expected underlying cash flows of the Partnerships discounted at a rate commensurate with a market participants expected rate of return for an equity instrument with these associated restrictions. The estimate of fair value is a preliminary estimate and subject to change.